Exhibit 5.3

November 22, 2010

Board of Directors
Frontier Oil Corporation
10000 Memorial Drive, Suite 600
Houston, Texas 77024-3411

Re:	6.875% Senior Notes due 2018

Ladies and Gentlemen:

We have acted as special counsel in the State of Colorado (the “State”) to Ethanol Management Company, a Colorado corporation (“EMC”), in connection with the issuance and sale by Frontier Oil Corporation, a Wyoming corporation (the “Issuer”), of $150,000,000 aggregate principal amount of its 6.875% Notes due 2018 (the “Notes”), which Notes are being sold to the underwriters (the “Underwriters”), pursuant to the Underwriting Agreement dated November 9, 2010  (the “Underwriting Agreement”) among (i) the Issuer, (ii) the subsidiaries of the Issuer named on the signature page thereto as guarantors of the Notes (the “Guarantors”), and (iii) the Underwriters.  The Notes are being issued pursuant to the Indenture dated as of November 22, 2010 (the “Base Indenture”) among (i) the Issuer, (ii) the Guarantors and (iii) Wells Fargo Bank, N.A., as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture thereto dated November 22, 2010 (the “First Supplemental Indenture”) (the Base Indenture, as amended and supplemented by the First Supplemental Indenture being referred to herein as the “Indenture”), and the Notes are being guaranteed by the Guarantors, pursuant to guaranties included in the Indenture.   The Issuer and the Guarantors are referred to herein collectively as the “Obligors.”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”).

In rendering the opinions set forth herein, we have examined and relied on copies, certified or otherwise identified to our satisfaction, of the following:

(a) the Registration Statement on Form S-3 (File No. 333-155679) relating to securities to be issued by the Issuer from time to time, including the Notes, filed by the Issuer, under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “SEC”) on November 25, 2008, and including the base prospectus included in such registration statement (the “Base Prospectus”) and the other information set forth in the documents incorporated in such registration statement and therefore deemed to be a part thereof (such registration statement at the time it became effective, and including the Base Prospectus and such other information incorporated by reference in such registration statement, being referred to herein as the “Registration Statement”);

(b) the final prospectus supplement dated November 9, 2010, relating to the Notes in the Form filed with the SEC pursuant to Rule 424(b) of the General Rules and Regulations (the “Rules and Regulations”) under the Securities Act (such final prospectus supplement, together with the Base Prospectus, being referred to herein as the “Prospectus”);

(c) the executed Underwriting Agreement;

(d) the executed Base Indenture;

(e) the executed First Supplemental Indenture;

(f) the global note executed by the Issuer pursuant to the Indenture, in the aggregate principal amount of $150,000,000, representing the Notes purchased and sold pursuant to the Underwriting Agreement;

(g) the Amended and Restated Articles of Incorporation of EMC (the “Articles of Incorporation”), certified by the Secretary of State of the State on August 27, 2008 and certified by the Secretary of EMC as presently in effect and as in effect at the time of the adoption of the resolutions of the board of directors of EMC referred to below;

(h) the Bylaws of EMC (the “Bylaws”), certified by the Secretary of EMC as presently in effect and as in effect at the time of the adoption of the resolutions of the board of directors of EMC referred to below;

(i) a copy of certain resolutions of the board of directors of EMC adopted on November 4, 2010, certified by the Secretary of EMC; and

(j) a certificate from the Secretary of State of the State dated November 2, 2010 as to the good standing and legal existence under the laws of the State of EMC.

In our examination we have assumed (a) the legal capacity of all natural persons, (b) the genuineness of all signatures, (c) the conformity to original documents of all documents submitted to us as certified, conformed, electronic or photostatic copies and the authenticity of the originals of such latter documents, (d) that each of the parties to the Underwriting Agreement, the Indenture, the First Supplemental Indenture and the Notes is duly organized or formed and (other than EMC) validly existing and in good standing under the laws of its jurisdiction of organization, and (e) that the execution and delivery of the Underwriting Agreement, the Indenture, the First Supplemental Indenture and the Notes, and the incurrence and performance of the obligations of the parties thereto do not and will not contravene, breach, violate or constitute a default under the organizational documents (other than those of EMC) or any agreement or instrument to which of any such party or its properties is subject.

As to any facts material to the opinions and statements expressed herein that we did not independently establish or verify, we have relied, to the extent we deemed appropriate, upon (i) written statements and representations of officers and other representatives of the Obligors (including, without limitation, the facts and conclusions set forth in representations made by the Obligors in the Underwriting Agreement) and (ii) statements and certifications of public officials and others.

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. EMC has duly authorized, executed and delivered the Indenture, the First Supplemental Indenture and the Notes.

2. When the Notes have been authenticated by the Trustee in accordance with the Indenture, and delivered to the purchasers thereof against payment therefor as contemplated by the Registration Statement, the guaranty by EMC of the Notes included in the Indenture will constitute a binding obligation of EMC.

We express no opinion as to the laws of any jurisdiction other than the laws of the State.  The opinions expressed in this letter are limited to the specific issues addressed herein, and no opinion is implied or may be inferred beyond that expressly stated herein. This opinion letter is rendered as of its date, and we expressly disclaim any obligation to update this letter after the date hereof.

This opinion is provided as a legal opinion only, effective as of the date of this letter.  We understand that the addressees have made such independent investigations of the facts as the addressees deemed necessary, and that the determination of the extent of that investigation that is necessary has been made independent of this opinion letter.

This opinion is furnished to you in connection with the filing by the Issuer of a Current Report on Form 8-K, which will be incorporated by reference into the Registration Statement, and is not to be used, circulated, quoted or otherwise relied upon for any other purpose. We hereby consent to the filing of this opinion with the Commission as an exhibit to such Current Report on Form 8-K.

Very truly yours,

/s/ Holland & Hart LLP